Exhibit 99.1

[printed on Old Kent letterhead]

February 20, 2000

Dear Fellow Shareholder:

We are pleased to announce that on February 11, 2000, we completed Old Kent Financial Corporation's acquisition of Merchants Bancorp, Inc. Each share of Merchants common stock outstanding on February 11, 2000, has been converted into 0.83 of a share of Old Kent common stock and cash in place of any fractional share that may otherwise have been issued in the merger.

As a new shareholder of Old Kent, you may (1) enroll your shares of Old Kent stock into OK Invest Direct, Old Kent's stock purchase and dividend reinvestment program; (2) designate your shares to be held by Old Kent in our "book-entry" system; or (3) receive stock certificates for your new shares of Old Kent stock. More information on these options, including the benefits of options (1) and (2), is attached to this letter.

Regardless of which option you choose, you must first exchange your old Merchants stock certificates. We have enclosed the Letter of Transmittal form that must be used for this purpose. Please carefully read and follow the instructions in the Letter of Transmittal to assure that there is no unnecessary delay in completing the exchange. Your old Merchants stock certificates and the Letter of Transmittal may be delivered either by mail or hand delivery to the address designated in the Letter of Transmittal.

If you have any questions or experience any problems concerning the exchange of your stock certificates, please contact our Shareholder Services Department at (800) 652-2657 (ext. 771-5482).

We welcome you as a shareholder of Old Kent and appreciate your continued support.

Sincerely,

/s/ David J. Wagner
David J. Wagner
Chairman of the Board, President,
and Chief Executive Officer

Please do not endorse or sign your Merchants stock certificates.

Questions and Answers About Share Ownership in Old Kent

I Hold Some of My Shares in Merchants's Dividend Reinvestment Plan. What Has Happened to Those Shares?

Merchants' dividend reinvestment plan (referred to as the "Merchants DRIP") has been combined with Old Kent's direct stock purchase and dividend reinvestment plan - OK Invest Direct. Any shares you held in the Merchants DRIP have been automatically enrolled in OK Invest Direct. If, at any time, you would like a withdrawal from OK Invest Direct, simply follow the withdrawal procedures set forth in the enclosed prospectus.

What Are the Advantages of Old Kent Invest Direct?

If you enroll in OK Invest Direct, all future cash dividends will be automatically reinvested in shares of Old Kent common stock at the then-current market price with no brokerage commission, fee, or service charge. Your ownership interest in Old Kent will grow as cash dividends are reinvested. In addition, you will also have the option of making supplemental contributions to your account, commission-free. Shares held in OK Invest Direct will be held in book-entry form, where you will avoid the inconvenience, risk, and expense of safekeeping certificates for shares credited to your account. Quarterly statements of account are furnished to you for simplified record keeping.

If you elect to enroll your new shares of Old Kent into OK Invest Direct, we will hold (without interest) the cash you would have received for a fractional share and invest that amount in the Old Kent dividend reinvestment plan at the next investment opportunity.

What Is "Book-Entry" Ownership?

"Book-entry" ownership is a well-established system under which no physical certificates are issued to shareholders. Instead, each shareholder is provided with quarterly statements that reflect the number of shares registered in his or her name on Old Kent's books from time to time. It is the type of system used by popular mutual funds to document and track ownership.

What Are the Advantages of the Book-Entry System?

Some of the benefits of the book-entry systems are that it eliminates (1) problems associated with paper documents, such as the need for safe storage; (2) the requirement for physical movement of certificates at time of sale and the accompanying risk potential for loss; and (3) the possible cost associated with replacing a lost certificate.

Can I Elect to Receive Physical Stock Certificates?

Yes. While we encourage you to enroll in OK Invest Direct or employ the book-entry system rather than physical possession of certificates, you may always elect to receive a physical certificate representing your shares.

Who Can I Call If I Have More Questions?

More information about OK Invest Direct is included in the enclosed prospectus. These questions and answers are incorporated by reference in and form a part of that prospectus. We urge you to read this document carefully. In addition, you may contact Old Kent Bank, our transfer agent, at either of the following phone numbers:

Old Kent Shareholder Services
(616) 771-5482, or
(800) 652-2657 (ext. 771-5482)